Exhibit 99.2

SCOTT’S LIQUID GOLD-INC.

ELECTS PHILIP NERI TO ITS BOARD OF DIRECTORS

DENVER, Colorado (July 13, 2011) – Scott’s Liquid Gold-Inc. (OTC BB: “SLGD”), which develops, manufactures and markets household and skin care products, announced today that Philip Neri has joined its board of directors. The board has determined that Mr. Neri meets the independence and financial literacy requirements of the applicable rules of NASDAQ and the Securities and Exchange Commission. His election to the board brings the total number of members to seven, which includes four independent directors.

Mr. Neri, 55, is Vice President of Sales and Marketing at Barrett-Jackson, where he manages the company’s sponsorship and business development programs, as well as its marketing and merchandising endeavors. Mr. Neri has been with Barrett-Jackson since 2006, serving as Director of Sponsorships and Business Development prior to his promotion to Vice President.

Before joining Barrett-Jackson, Mr. Neri was Senior Vice President of Marketing and Sales at Home Fragrance Holdings, where his guidance and innovation led to the revitalization of the company’s sales and marketing program. Prior to Home Fragrance Holdings, Mr. Neri was Senior Vice President of Sales for The Dial Corporation with responsibility for all Dial Corp. products targeting grocery, drug, military and convenience store distribution channels throughout the U.S. Mr. Neri was with The Dial Corporation for 18 years and held numerous sales and management positions throughout the company prior to his promotion to Senior Vice President.

“We are excited to have such a highly qualified member as Phil on our board,” said Mark Goldstein, President and CEO of Scott’s Liquid Gold-Inc. “His extensive sales and marketing background and experience in business development and strategic planning make him a valuable addition to our board.”

Company Overview

Scott’s Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott’s Liquid Gold wood cleaners/preservatives, Clean Screen, and Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott’s Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse, as well as, dry shampoo products of Vivalis under the brand name Batiste. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol “SLGD”.

This press release may contain “forward-looking” statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company’s performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; the loss of any executive officer; and other risks discussed in this release and in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Jeffrey R. Hinkle at (303) 373-4860